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                                                                    Exhibit 12.1

      Statement Regarding Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.

                      (Amounts in thousands, except ratios)

                                               SIX MONTHS
                                              ENDED APRIL 30,                    YEAR ENDED OCTOBER 31,
                                           --------------------    --------------------------------------------------------
                                             2002        2001        2001        2000        1999        1998        1997
                                           --------    --------    --------    --------    --------    --------    --------
INCOME BEFORE TAXES.....................   $  6,876    $  4,208    $ 13,687    $  8,589    $  9,190    $  8,176    $  8,589
LESS: EARNINGS FROM 50% OF LESS
        OWNED JV........................   $   --      $   --      $ (3,864)   $   (245)   $   (384)   $   (210)   $   (108)
FIXED CHARGES-INTEREST..................   $  1,880    $  2,146    $  4,456    $  4,245    $  3,913    $  2,522    $  3,350
                                           ---------------------   --------------------------------------------------------
EARNINGS................................   $  8,756    $  6,354    $ 14,279    $ 12,589    $ 12,719    $ 10,488    $ 11,831

FIXED CHARGES:

INTEREST EXPENSE........................   $  1,880    $  2,146    $  4,456    $  4,245    $  3,913    $  2,522    $  3,350
PREFERRED STOCK DIVIDENDS...............   $    824    $  1,573    $  3,147    $  3,147    $  3,147    $  2,561    $   --
                                           --------------------    --------------------------------------------------------
                                           $  2,704    $  3,719    $  7,603    $  7,392    $  7,060    $  5,083    $  3,350

RATIO OF EARNINGS TO FIXED CHARGES......       4.66        2.96        3.20        2.97        3.25        4.16        3.53

RATIO OF EARNINGS TO FIXED CHARGES......
    AND PREFERRED STOCK DIVIDENDS.......       3.24        1.71        1.88        1.70        1.80        2.06        3.53
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